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                                                                   EXHIBIT 23.1


                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
NetGravity, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of NetGravity, Inc. of our reports dated April 17, 1998, except as to Note 8, which is as of May 8, 1998, relating to the consolidated balance sheets of NetGravity, Inc. and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholder's equity (deficit), and cash flows for the period from September 5, 1995 (inception) to December 31, 1995 and for each of the years in the two-year period ended December 31, 1997, and the related consolidated financial statement schedule, which reports appear in the Form S-1 of NetGravity, Inc. dated June 11, 1998.


                                       KPMG Peat Marwick LLP

San Francisco, California
July 27, 1998